EXHIBIT 4.27

                                                                            9.03

              PAYMENT UNDERTAKING IN FAVOR OF THE UNITED STATES

      This Payment Undertaking (the "Payment Undertaking") is dated this 9th day of April, 1999 by Maritima Petroleo e Engenharia Ltda.. ("Maritima"), to the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the "Secretary").

RECITALS:

      A. WHEREAS, Petrodrill Four Limited and Petrodrill Five Limited, British Virgin Islands international business companies (each a "Shipowner" and collectively the "Shipowners") are indirectly owned in part by Maritima; and

      B. WHEREAS, the Shipowners, in connection with the financing of the cost of the construction of the AMETHYST 4 and AMETHYST 5 (collectively, the "Vessels"), on the date hereof, borrowed certain funds and created and authorized the issuance of obligations designated "United States Government Guaranteed Export Ship Financing Obligations, AMETHYST 4 Series" and "United States Government Guaranteed Export Ship Financing Obligations, AMETHYST 5 Series" (the "Obligations"), consisting on the date hereof of $299,808,000 aggregate principal amount of the Obligations, bearing interest at the rate specified therein and issued under trust indentures (the "Indentures") between the Shipowners and FMB Trust Company, National Association, a national banking association, (the "Indenture Trustee") as trustee, dated as of the date hereof, said Obligations constituting the legal, valid and binding obligations of the Shipowner; and

      C. WHEREAS, each Shipowner, on the date hereof, accepted the Secretary's Commitment to Guarantee Obligations (the "Commitment") pursuant to Title XI of the Merchant Marine Act, 1936, as amended (the "Act"), whereby the Secretary authorized a guarantee to be endorsed upon each of the Obligations (the "Guarantees"); and

      D. WHEREAS, each Shipowner has, in consideration of the issuance of the Guarantees by the Secretary of the payment of the unpaid interest on, and the unpaid balance of the principal of the Obligations issued by the Shipowners pursuant to the terms and provisions of the Security Agreements dated the date hereof, between the Shipowner and the Secretary (the "Security Agreements"), granted a security interest in its Chartering Contract with Petroleo Brasileiro S.A. ("Petrobras") to the Secretary.

      E. WHEREAS, the AMETHYST 4 and AMETHYST 5 are expected to be delivered to Petrobras on approximately June 9, 2000, and August 9, 2000, respectively, approximately 392 and 434 days beyond the delivery date under their respective Chartering Contracts (collectively "the Contracts").

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      F. WHEREAS, Petrobras has a contractual right to impose penalties if the
Vessels are not timely delivered (the "Late Arrival Penalties").

      G. WHEREAS, under the expected delivery schedule, the maximum aggregate Late Arrival Penalties would be approximately $31,550,000.

      H. WHEREAS, Petrobras has informed the Shipowners that its policy has been to negotiate with its contractors on the form and timing of any penalties to reduce their impact and that in the past Petrobras has negotiated installment plans or discounted the penalties from the end of the relevant Contract.

      I. WHEREAS, Petrobras has confirmed that it has no reason to expect that it will not apply the same policy to the Late Arrival Penalties under the Contracts, subject to the approval of its Board of Directors.

      J. WHEREAS, the Secretary is concerned that there may be ad valorem taxes imposed by the Federative Republic of Brazil on the Vessels when they are delivered to Petrobras ("Ad Valorem Taxes")

      K. WHEREAS, the Secretary has required this Payment Undertaking from Maritima in conjunction with the consideration offered by or on behalf of the Shipowners as a condition of the Secretary's decision to enter into the Commitments to issue the Guarantees, and Maritima has agreed to enter into this Payment Undertaking for the purpose of guaranteeing the Shipowners' payment of Late Arrival Penalties and Ad Valorem Taxes up to an aggregate amount of $20,500,000.

      NOW THEREFORE, in consideration of the premises, and of other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Maritima hereby agrees as follows:

      1. DEFINITIONS. Unless otherwise specifically defined herein, the capitalized terms used herein which are defined in Schedule X to the Security Agreements, dated the date hereof and any reference therein to other instruments shall have the respective meanings stated in Schedule X of the Security Agreements or such other instruments.

      2.    PAYMENT UNDERTAKING.

            a) Whenever a Shipowner has been billed for any Late Arrival Penalties or Ad Valorem Taxes (said Late Arrival Penalties or Ad Valorem Taxes, collectively, the "Aggregate Amounts"), but is not permitted by the provisions of the Title XI Reserve Fund and Financial Agreement (the "Financial Agreement") to pay any or all of the Aggregate Amounts, Maritima hereby absolutely, irrevocably and unconditionally promises to pay those portions of any Aggregate Amounts which cannot be paid by the Shipowner by virtue of the provisions of the Financial Agreement; PROVIDED, HOWEVER, that the maximum Aggregate Amount which

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Maritima is obligated to pay hereunder for both Shipowners shall not exceed
Twenty Million Five Hundred Thousand Dollars ($20,500,000). Maritima shall pay the Aggregate Amounts required hereunder, in immediately available funds, to the relevant billing entity or its designee within the later of (i) ten (10) business days of the Shipowner's receipt of each bill for Late Arrival Penalties and Ad Valorem Taxes , (ii) if applicable, within ten (10) business days of a final ruling by Petrobras on any appeal by the Shipowner to Petrobras against the imposition of Late Arrival Penalties pursuant to Section 8.7 of the Chartering Contract, or (iii) if the Shipowner's duty to pay such a bill has been continuously stayed by a court of competent jurisdiction, within ten (10) business days of the issuance of a final, unappealable order by a court of competent jurisdiction ordering the Shipowner to pay such a bill. In the event Maritima fails to pay the Aggregate Amounts in the manner and amounts required hereunder, the Secretary shall have the right to compel Maritima to pay such Aggregate Amounts directly to the Secretary for distribution, as the Secretary may decide, either to the relevant billing entity or to the Secretary to be retained and set off against any indebtedness owed the Secretary by the Shipowner. The Shipowners shall not be required to repay Maritima for any amounts paid hereunder until permitted by the provisions of the Financial Agreements.

            b) Maritima hereby consents and agrees that its obligations under this Payment Undertaking will not be discharged by any act or omission to act of any kind by the Secretary or any other person or any other circumstances whatsoever (including, but not limited to, any extension, rearrangement or renewal with respect to any indebtedness or other obligation of the Shipowners with or without notice to Maritima, any waiver of any right of the Secretary under the terms of the Secretary's Note, the Security Agreement, the Mortgage or this Payment Undertaking, any release of security, any transfer or assignment of rights or obligations accruing to the Secretary under the Secretary's Note, the Security Agreement, the Mortgage or this Payment Undertaking, any corporate reorganization, dissolution, merger, acquisition of or by or other alteration of the corporate existence or structure of the Shipowners or Maritima, discharge of either Shipowner in bankruptcy, the invalidity, illegality or unenforceability of the Secretary's Note, the Security Agreement, the Mortgage or this Payment Undertaking or the absence of any action to enforce the obligations of either Shipowner) which might constitute a legal or equitable discharge of Maritima; it being the intention of Maritima that this Payment Undertaking be absolute, continuing and unconditional and the undertaking hereunder shall only be discharged by the payment in full of all sums so due hereunder in an Aggregate Amount not to exceed Twenty Million Five Hundred Thousand Dollars ($20,500,000).

            c) Maritima hereby irrevocably and unconditionally waives: (i) notice of any of the matters referred to in this Payment Undertaking and any action by the Secretary in reliance thereon; (ii) all notices which may be required by statute, rule of law or otherwise to preserve any rights against Maritima hereunder, including without limitations, any demand, protest, proof of notice of non-payment of all sums payable under the Secretary's Note or to Petrobras or any notice of any failure on the part of either Shipowner to perform or comply with any covenant, term or obligations of any agreement to which it is a party; (iii) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or with respect to this Payment Undertaking; (iv) any requirement of diligence; (v) any requirement that the Shipowner be joined as a party to any proceedings for the enforcement of any

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provision of this Payment Undertaking or that the Secretary proceed against any other guarantor executing or any other Payment Undertaking; (vi) any and all defenses to payment hereunder, except the defense of payment already made, and agree to confess without contesting liability hereunder for any judgment entered hereon; (vii) presentment, demand, protest, notice of protest and dishonor, notice of intent to accelerate and notice of acceptance; or (viii) the right to require the Secretary to pursue any remedy in the Secretary's power whatsoever.

            d) Maritima hereby agrees that this Payment Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment of any sum hereby due is rescinded or must be otherwise restored or returned by the Secretary or Petrobras, upon the insolvency, bankruptcy or reorganization of the Shipowner, or otherwise, all as though such payment had not been made. Maritima further agrees that if the maturity of any obligations whose payment is undertaken herein be accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Payment Undertaking without demand or notice to Maritima.

            e) Any amount payable hereunder shall not be subject to any reduction by reason of any counterclaim, set-off, deduction, abatement or otherwise.

            f) Maritima shall pay all reasonable costs and expenses (including, without limitation, attorneys' fees and expenses) incurred in connection with the enforcement of the obligations of Maritima under this Payment Undertaking.

            g) The Contracts may be amended, modified or endorsed without the consent of Maritima.

            h) The Secretary may enforce Maritima's obligations hereunder without in any way first pursuing or exhausting any other rights or remedies which the Secretary may have against the Shipowners or any other person, firm or corporation or against any security the Secretary may hold.

      3. SECRETARY'S RIGHTS. Maritima authorizes the Secretary, without notice or demand and without affecting Maritima's liability hereunder, to take and hold security from any entity (other than Maritima) to secure the payment of this Payment Undertaking and/or any of the obligations guaranteed herein and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Secretary in his discretion may determine; and to obtain a guarantee of any of the obligations guaranteed herein from any one or more persons, corporations or entities whomsoever (other than Maritima) and at any time or times to enforce, waive, rearrange, modify, limit or release such other persons, corporations or entities from their obligations under such guarantees.

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      4. PRIMARY LIABILITY. It is expressly agreed that the liability of
Maritima for the payment of the obligations due herein shall be primary and not secondary. The liability of Maritima for payment of sums due hereunder is joint and several with the liability of Pride International Inc. under its Guaranty Agreement in favor of the Secretary with respect to the Late Arrival Penalties and Ad Valorem Taxes; PROVIDED that the maximum amount Maritima is obligated to pay hereunder shall not exceed Twenty Million Five Hundred Thousand Dollars ($20,500,000).

      5. REPRESENTATIONS AND WARRANTIES. Maritima represents and warrants as follows:

            a) Maritima is a company duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has full power and authority (corporate, legal and other) to execute, deliver and carry out the terms of this Payment Undertaking;

            b) This Payment Undertaking has been duly authorized, executed and delivered by Maritima and constitutes the legal, valid and binding obligation of Maritima enforceable against Maritima in accordance with its terms;

            c) The execution, delivery and performance Maritima of this Payment Undertaking does not require the approval or consent of its shareholders or of any governmental authority and does not contravene Maritima's Certificate of Incorporation or any mortgage, indenture or other agreement binding upon it, or any law, regulation, order, judgment or decree applicable to Maritima; and

            d) Maritima's guarantee pursuant to this Payment Undertaking may be expected to benefit, directly or indirectly, Maritima.

            e) Maritima has fully adequate financial resources, funds, and assets to satisfy its obligations under this Payment Undertaking.

      6.    CONTINUING UNDERTAKING.  This Payment Undertaking shall:

            a) Remain in full force and effect so long as either Shipowner may be liable for the payment of Late Arrival Penalties and Ad Valorem Taxes and shall terminate upon the Secretary's receipt of (i) written notice from Petrobras to both Shipowners that any and all liabilities for Late Arrival Penalties have been satisfied under the Contracts, and (ii) that evidence satisfactory to the Secretary that no Ad Valorem Taxes are or will be due, but if due, such taxes have been paid, provided, however, that this Payment Undertaking shall terminate at such time as Maritima or the Shipowners provide a Letter of Credit in an amount equal to the amount hereunder guaranteed, which together with any other agreements with the issuer relating to the Letter of Credit are in form and substance satisfactory to the Secretary, and further provided that the Shipowners may not collateralize this Letter of Credit or repay the issuer with respect to any draws made under the Letter of Credit or incur any fees unless such payments would be allowed as dividends under the Shipowners' Financial Agreements.

            b) Be binding upon Maritima, its successors and assigns such taxes; and

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            c) Be executed and issued for the sole and exclusive benefit of the
United States, and no other party shall be permitted to claim any benefit, direct or indirect, therefrom. This Payment Undertaking is nonassignable; any assignment thereof shall be null and void and have no legal effect whatsoever.

            d) Inure to the benefit of, and be enforceable by the Secretary, his successors and assigns.

      7. DEFAULT. A default under the terms of this Payment Undertaking shall be deemed to occur if Maritima fails to make any payments due hereunder.

      8. NOTICES AND COMMUNICATIONS. All notices, requests, demands, directions, consents, waivers, approvals or other communications shall be in writing, in the English language (or accompanied by an accurate English translation upon which the Secretary shall have the right to rely for all purposes under this Agreement) and shall be made or delivered in person or by registered or certified mail, postage prepaid, addressed to Maritima or the Secretary as provided below or to such other address as Maritima or the Secretary may hereafter specify in a written notice to the other, and shall be effective upon receipt by the addressee thereof. In any conflict over the meaning of this Payment Undertaking or any notices, directions or other communications pursuant thereto, the English language shall control, notwithstanding any relevant translations of the English version into any other language.

      Maritima:         Maritima Petroleo e Engenharia Ltda.
                        Avenida Almirante Barroso 52
                        3400 GR, 20031.000 - Centro
                        Rio de Janeiro, Brazil
                        Attention: German Efromovich

      With a copy to:   Sher & Blackwell
                        1850 M Street, NW
                        Suite 900
                        Washington, DC  20036
                        Attention:  Jeffrey F. Lawrence/Anne E. Mickey

      Secretary:        SECRETARY OF TRANSPORTATION
                        c/o Maritime Administrator
                        Maritime Administration
                        U.S. Department of Transportation
                        400 Seventh Street, SW
                        Washington, DC 20590
                        Attention: Chief, Division of Ship Financing Contracts

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      9. AMENDMENTS AND SUPPLEMENTS. No agreement shall be effective to change or modify, supplement, amend or discharge in whole or in part this Payment Undertaking unless such agreement is in writing, signed by Maritima and the Secretary.

      10. GOVERNING LAW. This Payment Undertaking and the rights and obligations of the parties hereto shall be construed, enforced, and governed by the laws of the United States of America, but to the extent they are inapplicable, then by the laws of the District of Columbia of the United States of America without regard to its conflict of laws provision.

      11. CONFIDENTIALITY. Neither party shall, without the prior written consent of the other, disclose to any third party (including Petrobras) the terms and conditions of this Payment Undertaking except as required by law or governmental requirements, and then only with notice of such to the other party

      12. JURISDICTION AND CONSENT TO SUIT. Any proceeding to enforce this Agreement may be brought in the Federal courts of the United States of America located in the District of Columbia of the United States of America. Maritima hereby irrevocably waives any present or future objection to such venue, and for itself and in respect of any of its properties hereby irrevocably consents and submits unconditionally to the non-exclusive jurisdiction of those courts. Maritima further irrevocably waives any claim that any such court is not a convenient forum for any such proceeding. Maritima agrees that any service of process, writ, judgment or other notice of legal process shall be deemed and held in every respect to be effectively served upon it in connection with proceedings in the District of Columbia of the United States of America, if delivered to Sher & Blackwell, 1850 M Street, N.W., Suite 900, Washington, DC 20036, which it irrevocably designates and appoints as its authorized agent for the service of process in the District and Federal courts in the District of Columbia of the United States of America. Maritima further agrees that final judgment against it in any such action or proceeding arising out of or relating to this Agreement shall be conclusive and may be enforced in any other jurisdiction within or outside the United States of America by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of that fact and of the judgment.

      13. PAYMENTS IN U.S. CURRENCY. This Payment Undertaking is part of an international financial transaction in which the specification of United States currency is of the essence, and such currency shall be the currency of account in all events where payments are due to the Secretary. The payment obligations of Maritima hereunder to the Secretary shall not be discharged by an amount paid in another currency, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on prompt conversion to such currency under normal banking procedures does not yield after deduction of any and all fees, taxes or any other charges imposed on the payment of such amount of United States dollars then due. In the event that any payment by Maritima to the Secretary, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in the payment of such amount of United States currency at the place such amount is due, the Secretary shall be entitled to demand immediate payment of, and shall have a cause of action against Maritima for, the additional amount necessary to yield the amount then due. In the event the Secretary, upon the conversion of such judgment into currency, shall receive (as a result of currency exchange rate fluctuations) an amount greater than that to which it was entitled, Maritima shall be entitled to immediate reimbursement of the excess amount. The terms "U.S. currency" or the "dollars" or the symbol "$" as used herein shall mean dollars in any coin or currency of the United States of America.

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      14. IMMUNITY. Maritima represents and warrants that it is subject to civil and commercial law with respect to its obligations under this Agreement, that the making and performance of this Agreement constitutes private and commercial acts rather than governmental or public acts and that neither Maritima nor any of its properties or revenues has any right of immunity on the grounds of Sovereignty or otherwise from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process with respect to its obligations under this Agreement. To the extent that Maritima may hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement to claim for itself or its revenues or assets any such immunity, and to the extent that in any such jurisdiction there may be attributed to Maritima such an immunity (whether or not claimed), Maritima hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity. The foregoing waiver of immunity shall have effect under the United States Sovereign Immunities Act of 1976.

      15. COUNTERPARTS. This Payment Undertaking may be executed in one or more counterparts. All such counterparts shall be deemed to be originals and shall together constitute but one and the same instrument.



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      IN WITNESS WHEREOF, this Payment Undertaking has been executed on the day and year first above written.

                                    MARITIMA PETROLEO E ENGENHARIA LTDA



                                    By:  /s/ GERMAN EFROMOVICH
                                         ________________________
                                         Name:  German Efromovich
                                         Title: President

ATTEST:


/s/ MARCELO VIOLLAND
________________________
Name:
Title:



ACKNOWLEDGED BY:

                                    UNITED STATES OF AMERICA
                                    SECRETARY OF TRANSPORTATION

                                    By:  MARITIME ADMINISTRATOR


                                    By:  /s/ JOEL C. RICHARD
                                         ___________________
                                         Secretary
                                         Maritime Administration

ATTEST:


/s/ LARRY MAIN
______________
Assistant Secretary
Maritime Administration